Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009 (except for Note 14, as to which the date is November 12, 2009) with respect to the consolidated financial statements of Toreador Resources Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2008 as amended by Form 8-K on November 12, 2009 which is incorporated by reference in this Registration Statement. We have also issued our report dated March 16, 2009 with respect to internal control over financial reporting of Toreador Resources Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, TX

December 16, 2009